CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series A	$3,500,000	$195.30

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated November 12, 2009 (To the Prospectus dated February 10, 2009 and Prospectus Supplement dated September 14, 2009)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-145845

$3,500,000 Reverse Convertible Notes due May 17, 2010 Linked to a Basket of Shares Medium-Term Notes, Series A, No. E-3924

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC (Rated AA-/Aa3‡)

Initial Valuation Date:	November 12, 2009

Issue Date:	November 17, 2009

Final Valuation Date:	May 12, 2010* ‡‡

Maturity Date:	May 17, 2010* ‡‡‡ (resulting in a term to maturity of approximately 6 months)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof.

Reference Asset:	A basket consisting of the following “linked shares”:

Linked Share	Ticker Symbol	Initial Price	Protection Price (Initial Price x Protection Level)	Weight
Apple Inc.	AAPL	$201.99	$141.39	1/5
Caterpillar Inc.	CAT	$58.57	$41.00	1/5
Wells Fargo & Company	WFC	$28.22	$19.75	1/5
Target Corporation	TGT	$48.93	$34.25	1/5
The Dow Chemical Company	DOW	$28.60	$20.02	1/5

Coupon Rate:	12.30% per annum.

Tax Allocation of Coupon Rate:	Deposit income: 0.88% per annum Put premium: 11.42% per annum

Interest Payment Dates:	Paid monthly in arrears on the same day of the month as the issue date and calculated on a 30/360 basis, commencing on the month following the issue date.

Protection Level:	70%

Payment at Maturity:

If either (a) the final price of each of the linked shares is at or above its initial price or (b) between the initial valuation date and the final valuation date, inclusive, the closing price of each of the linked shares never fell below its protection price, a $1,000 investment in the Notes will pay $1,000 at maturity.

If the conditions described in both (a) and (b) are not true, at maturity you will receive the aggregate payments for all linked shares in the basket as the payment with respect to each linked share is described below:

(i) with respect to each applicable linked share for which the final price of that linked share is lower than the initial price of that linked share and, between the initial valuation date and the final valuation date, inclusive, the closing price of that linked share on any day is below its protection price, the physical delivery amount (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price of the applicable linked share) or, at our election, a cash amount equal to 20% multiplied by the principal amount you invested reduced by the percentage decrease in the price of the applicable linked share, calculated as follows:

20% x $1,000 x (Final Price of Applicable Linked Share / Initial Price of Applicable Linked Share)

(ii) with respect to each linked share for which either the final price of that linked share is higher than the initial price of that linked share or, between the initial valuation date and the final valuation date, inclusive, the closing price of that linked share on any day never fell below its protection price, a cash amount equal to 20% multiplied by the principal amount you invested.

You may lose some or all of your principal if you invest in the Notes.

Physical Delivery Amount:	20% multiplied by the principal amount of the Notes divided by the initial price of the applicable linked share (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price of the applicable linked share)

Initial Price:	The closing price of the applicable linked share on the initial valuation date.

Final Price:	The closing price of the applicable linked share on the final valuation date.

Calculation Agent:	Barclays Bank PLC

Business Day:	New York

CUSIP/ISIN:	06739J5C3 and US06739J5C34

‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A (the “Program”) by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”). The Program is rated AA - by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Notes will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. These ratings are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.
‡‡	If such day is not a scheduled trading day, then the initial valuation date or the final valuation date, as applicable, will be the next succeeding scheduled trading day.
‡‡‡

If the final valuation date is postponed because it is not a scheduled trading day, then the maturity date will be postponed so that the number of business days between the final valuation date (as postponed) and the maturity date (as postponed) remains the same.

*	Subject to postponement in the event of a market disruption as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	0.75%	99.25%
Total	$3,500,000	$26,250	$3,473,750

‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 0.75% of the principal amount of the notes, or $7.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated September 14, 2009 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated September 14, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023309000119312509190954/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PROGRAM CREDIT RATING

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc (“S&P”). The Program is rated AA - by S&P. This rating does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked). An AA- rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. As announced in June 2009, Moody’s Investors Services (“Moody’s”) no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. Due to this policy change, the Notes will not be rated by Moody’s; however, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. An Aa3 rating by Moody’s indicates that the rated securities are currently judged by Moody’s to be obligations of high quality and are subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency and is not a recommendation to buy, sell or hold securities.

PS–2

What Is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Linked Shares in the Basket?

Each example below, based on the assumptions outlined for the linked shares, demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in a basket of equally weighted linked shares, based on certain percentage changes between the initial price and final price of each of the linked shares (prior to the deduction of any applicable brokerage fees or charges).

In each example, some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in the examples were determined.

On the final valuation date, the final prices of the linked shares are determined.

If (a) the final price of each of the linked shares is at or above its initial price, you will receive a payment at maturity of $1,000, regardless of whether any of the protection prices were ever reached or breached during the term of the Notes.

If (a) is not true but (b) the closing price of each of the linked share never fell below its protection price during the term of the Notes, you will receive a payment at maturity of $1,000.

If both (a) and (b) are not true, your payment at maturity will be the aggregate payments for all linked shares as the payment with respect to each linked share is described in (i) or (ii) below:

(i) with respect to each applicable linked share for which the final price of that linked share is lower than the initial price of that linked share and, between the initial valuation date and the final valuation date, inclusive, the closing price of that linked share on any day is below its protection price, the physical delivery amount (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price of the applicable linked share) or, at our election, a cash amount equal to 20% multiplied by the principal amount you invested reduced by the percentage decrease in the price of the applicable linked share, calculated as follows:

20% x $1,000 x (Final Price of Applicable Linked Share / Initial Price of Applicable Linked Share)

(ii) with respect to each applicable linked share for which either the final price of that linked share is higher than the initial price of that linked share or, between the initial valuation date and the final valuation date, inclusive, the closing price of that linked share on any day never fell below its protection price, a cash amount equal to 20% multiplied by the principal amount you invested.

In any case, you would also have received the applicable interest payments during the term of the Notes. Since the reinvestment rate for each coupon payment is assumed to be 0.00%, assuming no change in the closing price of each linked share from the initial valuation date to the final valuation date, if the total coupon yield on the Notes exceeds the average dividend yield on the basket of the linked shares, the total return on the Notes would be higher relative to the total return of an investment in the basket of equally weighted linked shares.

If you had invested directly in the basket of equally weighted linked shares for the same period, you would have received total cash payments representing the product of the number of shares of each linked share in the basket you could have purchased with your $1,000 investment equally allocated to each linked share on the initial valuation date (assuming you could invest in fractional shares) multiplied by the final price of that linked share. In addition, investors will realize a payment in respect of dividends which will equal the sum of the dividend yield on each linked share multiplied by the $200 investment with respect to each linked share. Investors should realize that for purposes of these calculations the dividend yield is calculated as of the initial valuation date and is held constant regardless of the final price of the applicable linked share.

Since the reinvestment rate for any dividend payment is assumed to be 0.00%, assuming no change in the closing price of each linked share from the initial valuation date to the final valuation date, if the total coupon yield on the Notes was less than the average dividend yield on the basket of the linked shares, the total return on the Notes would be lower relative to the total return of an investment in the basket of equally weighted linked shares.

In each instance, the percentage gain or loss from an investment in the Notes and a direct investment in the basket of the linked shares is set forth below in the illustrative examples.

Assumptions

	Linked Share	Initial Price	Protection Level	Protection Price	Dividend Yield per annum	Weight
1	AAPL	$201.99	70.00%	$141.39	0.00%	1/5
2	CAT	$58.57	70.00%	$41.00	2.80%	1/5
3	WFC	$28.22	70.00%	$19.75	1.74%	1/5
4	TGT	$48.93	70.00%	$34.25	1.29%	1/5
5	DOW	$28.60	70.00%	$20.02	3.35%	1/5

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

PS–3

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

•	Coupon rate: 12.30% per annum

•	Coupon amount per month: $10.00

Example 1: In this case, the protection prices of all linked shares were breached during the term of the Notes and the final prices of each linked share are as follows:

	Linked Share	Final Price	% Change from Initial Price	Payment at Maturity (excluding coupons)	Return on Direct Investment in the Applicable Linked Share
1	AAPL	$80.80	-60.00%	$80.00	-60.00%
2	CAT	$26.36	-55.00%	$90.00	-52.20%
3	WFC	$9.88	-65.00%	$70.00	-63.26%
4	CAT	$22.02	-55.00%	$90.00	-53.71%
5	DOW	$11.44	-60.00%	$80.00	-56.65%

The total payment at maturity (including the coupon payments) for the Notes will be $471.50, representing a total return of -52.85% on the investment in the Notes, compared to a total return of -57.16% on the direct investment in the basket of the linked shares, which is equal to the average of returns on direct investment in all the linked shares as each is shown the in the table above.

Example 2: In this case, the protection prices of linked share 3 and linked share 4 were breached during the term of the Notes and the final prices of each linked share are as follows:

	Linked Share	Final Price	% Change from Initial Price	Payment at Maturity (excluding coupons)	Return on Direct Investment in the Applicable Linked Share
1	AAPL	$171.69	-15.00%	$200.00	-15.00%
2	CAT	$43.93	-25.00%	$200.00	-22.20%
3	WFC	$25.40	-10.00%	$180.00	-8.26%
4	TGT	$36.70	-25.00%	$150.00	-23.71%
5	DOW	$22.88	-20.00%	$200.00	-16.65%

The total payment at maturity (including the coupon payments) for the Notes will be $991.50, representing a total return of -0.85% on the investment in the Notes, compared to a total return of -17.16% on the direct investment in the basket of the linked shares, which is equal to the average of returns on direct investment in all the linked shares as each is shown in the table above.

Example 3: In this case, none of the protection prices of the linked shares were breached during the term of the Notes and the final prices of each linked share are as follows:

	Linked Share	Final Price	% Change from Initial Price	Payment at Maturity (excluding coupons)	Return on Direct Investment in the Applicable Linked Share
1	AAPL	$191.89	-5.00%	$200.00	-5.00%
2	CAT	$61.50	5.00%	$200.00	7.80%
3	WFC	$25.40	-10.00%	$200.00	-8.26%
4	TGT	$44.04	-10.00%	$200.00	-8.71%
5	DOW	$22.88	-20.00%	$200.00	-16.65%

PS–4

The total payment at maturity for the Notes (including the coupon payments) will be $1,061.50, representing a total return of 6.15% on the investment in the Notes, compared to a total return of -6.16% on the direct investment in the basket of the linked shares, which is equal to the average of returns on direct investment in all the linked shares as each is shown in the table above.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The calculation agent may adjust any variable described in this pricing supplement, including but not limited to the final valuation date, the initial prices, the final prices, the protection levels, the protection prices and any combination thereof as described in the following sections of the accompanying prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” with respect to the linked shares and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the reference asset; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” with respect with respect to the linked shares and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket” with respect to the reference asset.

•

Certain U.S. Federal Income Tax Considerations—You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, each Note should be treated as one or more put options written by you (the “Put Option”) that permits us to (1) sell linked shares to you at maturity for an amount equal to the Deposit (as defined below) multiplied by the weighting of such linked shares, plus any accrued and unpaid interest, acquisition discount and/or original issue discount on the Deposit, or (2) “cash settle” the Put Option (i.e., require you to pay to us at maturity the difference between the Deposit multiplied by the weighting of such linked shares (plus any accrued and unpaid interest, acquisition discount, and/or original issue discount on the Deposit) and the value of the linked shares at such time), and a deposit with us of cash in an amount equal to the “issue price” or purchase price of your Note (the “Deposit”) to secure your potential obligation under the Put Option. We intend to treat the Notes consistent with this approach. However, other reasonable approaches are possible. Pursuant to the terms of the Notes, you agree to treat the Notes as cash deposits and put options with respect to the linked shares for all U.S. federal income tax purposes. Because the term of the Notes is less than one year, we intend to treat the Deposits as “short-term debt instruments” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations.

On the cover page we have determined the yield on the Deposit and the Put Premium, as described in the section of the accompanying prospectus supplement called “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options”. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income on the Notes might differ.

On December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of certain notes (which may include the Notes). According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether a holder of such notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.

It is possible, however, that under such guidance, holders of such notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code (which are

PS–5

discussed further in the prospectus supplement) might be applied to such instruments. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding the notice and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the Notes.

We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the linked shares. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Suitability of Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the applicable pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	No Principal Protection—The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest.

•	Return Limited to Coupon—Your return is limited to the coupon payments. You will not participate in any appreciation in the prices of the linked shares.

•

Exposure to Risks of Each Linked Share—Your payment at maturity depends on the performance of each of the five linked shares in the basket. You should, therefore, be prepared to be equally exposed to the risks related to each of the linked share. Poor performance by any one of the linked shares over the term of Notes may negatively affect the amount and form of your payment at maturity and will not be offset or mitigated by positive performance by any of the other linked shares.

•

Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the linked shares would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

PS–6

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the prices of the linked shares on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the linked shares;

•	the time to maturity of the Notes;

•	the dividend rate underlying the linked shares;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

We urge you to read the section “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information” in the prospectus supplement. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by the companies issuing the linked shares can be located by reference to the linked share SEC file numbers specified below.

The summary information below regarding the companies issuing the linked shares in the basket comes from the issuers’ SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuers of the linked shares with the SEC. You are urged to refer to the SEC filings made by the issuers and to other publicly available information (such as the issuers’ annual report) to obtain an understanding of the issuers’ business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Apple Inc.

According to publicly available information, Apple Inc. (the “Company”) designs, manufactures, and markets personal computers, portable digital music players, and mobile communication devices and sells a variety of related software, services, peripherals, and networking solutions. The Company sells its products worldwide through its online stores, its retail stores, its direct sales force, and third-party wholesalers, resellers, and value-added resellers. In addition, the Company sells a variety of third-party Macintosh® (“Mac”), iPod® and iPhone™ compatible products, including application software, printers, storage devices, speakers, headphones, and various other accessories and peripherals through its online and retail stores, and digital content through the iTunes Store®. The Company sells to consumer, small and mid-sized business (“SMB”), education, enterprise, government, and creative customers. The Company is a California corporation founded in 1977.

At the end of fiscal 2009, the Company had opened a total of 273 retail stores, including 217 stores in the U.S. and a total of 56 stores internationally. The Company has typically located its stores at high-traffic locations in quality shopping malls and urban shopping districts.

The linked share’s SEC file number is 0-10030.

PS–7

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. The closing price of Apple Inc. on November 12, 2009 was $201.99. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2003	$12.50	$9.63	$10.69
March 31, 2004	$14.07	$10.59	$13.53
June 30, 2004	$17.10	$12.75	$16.27
September 30, 2004	$19.64	$14.37	$19.38
December 31, 2004	$34.79	$18.83	$32.20
March 31, 2005	$45.44	$31.30	$41.67
June 30, 2005	$44.44	$33.11	$36.81
September 30, 2005	$54.56	$36.29	$53.61
December 30, 2005	$75.46	$47.87	$71.89
March 31, 2006	$87.05	$57.67	$62.72
June 30, 2006	$73.38	$55.41	$57.12
September 29, 2006	$77.78	$50.35	$77.03
December 29, 2006	$93.15	$72.60	$84.84
March 30, 2007	$97.80	$81.90	$92.91
June 29, 2007	$127.60	$89.60	$122.04
September 28, 2007	$155.00	$111.62	$153.54
December 31, 2007	$202.96	$150.64	$198.08
March 31, 2008	$200.20	$115.44	$143.50
June 30, 2008	$192.24	$144.54	$167.44
September 30, 2008	$180.91	$100.61	$113.66
December 31, 2008	$116.40	$79.16	$85.35
March 31, 2009	$109.90	$78.20	$105.12
June 30, 2009	$146.40	$103.90	$142.43
September 30, 2009	$188.89	$134.42	$185.37
November 12, 2009*	$208.70	$180.76	$201.99

*	High, low and closing prices are for the period starting October 1, 2009 and ending November 12, 2009.

Caterpillar Inc.

According to publicly available information, Caterpillar Inc. (the “Company”) was originally organized as Caterpillar Tractor Co. in 1925 in the State of California. In 1986, the Company reorganized as Caterpillar Inc. in the State of Delaware. The Company operates in three principal lines of business: Machinery, Engines and Financial Products. Machinery is a principal line of business which includes the design, manufacture, marketing and sales of construction, mining and forestry machinery—track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, telehandlers, skid steer loaders and related parts. Machinery also includes logistics services for other companies, and the design, manufacture, remanufacture, maintenance and services of rail-related products. Engines is a principal line of business including the design, manufacture, marketing and sales of engines for Caterpillar machinery; electric power generation systems; on-highway vehicles and locomotives; marine, petroleum, construction, industrial, agricultural and other applications; and related parts. Engines also includes remanufacturing of Caterpillar engines and a variety of Caterpillar machine and engine components and remanufacturing services for other companies. Financial Products is a principal line of business consisting primarily of Caterpillar Financial Services Corporation, Caterpillar Insurance Holdings, Inc., Caterpillar Power Ventures Corporation and their respective subsidiaries. Cat Financial provides a wide range of financing alternatives to customers and dealers for Caterpillar machinery and engines, Solar gas turbines as well as other equipment and marine vessels. Cat Financial also extends loans to customers and dealers. Cat Insurance provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment. Cat Power Ventures is an investor in independent power projects using Caterpillar power generation equipment and services.

The linked share’s SEC file number is 001-00768.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. The closing price of Caterpillar Inc. on November 12, 2009 was $58.57. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

PS–8

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2003	$42.47	$34.47	$41.51
March 31, 2004	$42.72	$36.26	$39.54
June 30, 2004	$42.38	$36.01	$39.72
September 30, 2004	$40.65	$34.25	$40.23
December 31, 2004	$49.36	$38.40	$48.76
March 31, 2005	$49.98	$43.22	$45.72
June 30, 2005	$51.49	$41.35	$47.66
September 30, 2005	$59.87	$47.43	$58.75
December 30, 2005	$59.84	$48.30	$57.77
March 31, 2006	$77.20	$57.05	$71.81
June 30, 2006	$82.00	$64.41	$74.48
September 29, 2006	$75.43	$62.09	$65.80
December 29, 2006	$70.91	$58.85	$61.33
March 30, 2007	$68.43	$57.98	$67.03
June 29, 2007	$82.88	$65.87	$78.30
September 28, 2007	$87.00	$70.59	$78.43
December 31, 2007	$82.74	$67.00	$72.56
March 31, 2008	$78.62	$60.01	$78.29
June 30, 2008	$85.96	$72.56	$73.82
September 30, 2008	$75.87	$58.11	$59.60
December 31, 2008	$58.18	$32.00	$44.67
March 31, 2009	$47.05	$21.72	$27.96
June 30, 2009	$40.96	$27.50	$33.04
September 30, 2009	$54.70	$30.02	$51.33
November 12, 2009*	$61.21	$47.50	$58.57

*	High, low and closing prices are for the period starting October 1, 2009 and ending November 12, 2009.

Wells Fargo & Company

According to publicly available information, Wells Fargo & Company (the “Company”) is a corporation organized under the laws of Delaware and a financial holding company and a bank holding company registered under the Bank Holding Company Act of 1956, as amended (BHC Act). Its principal business is to act as a holding company for its subsidiaries.

The Company provides retail, commercial and corporate banking services through banking stores located in 39 states. It also provides other financial services through subsidiaries engaged in various businesses, principally: wholesale banking, mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency and brokerage services, computer and data processing services, trust services, investment advisory services, mortgage-backed securities servicing and venture capital investment.

On December 31, 2008, the Company acquired Wachovia Corporation, one of the nation’s largest diversified financial services companies, providing a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products.

The linked share’s SEC file number is: 001-2979.

PS–9

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. The closing price of Wells Fargo & Company on November 12, 2009 was $28.22. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2003	$29.59	$25.84	$29.45
March 31, 2004	$29.49	$27.99	$28.34
June 30, 2004	$29.86	$27.16	$28.62
September 30, 2004	$29.93	$28.06	$29.82
December 31, 2004	$31.69	$28.78	$31.08
March 31, 2005	$31.38	$29.13	$29.90
June 30, 2005	$31.08	$28.89	$30.79
September 30, 2005	$31.44	$29.00	$29.29
December 30, 2005	$32.35	$28.82	$31.42
March 31, 2006	$32.75	$30.31	$31.94
June 30, 2006	$34.86	$31.90	$33.54
September 29, 2006	$36.89	$33.36	$36.18
December 29, 2006	$36.99	$34.90	$35.56
March 30, 2007	$36.64	$33.01	$34.43
June 29, 2007	$36.49	$33.93	$35.17
September 28, 2007	$37.99	$32.67	$35.62
December 31, 2007	$37.78	$29.29	$30.19
March 31, 2008	$34.56	$24.42	$29.10
June 30, 2008	$32.34	$23.46	$23.75
September 30, 2008	$42.50	$20.46	$37.53
December 31, 2008	$38.95	$19.90	$29.48
March 31, 2009	$30.09	$7.80	$14.24
June 30, 2009	$28.45	$13.65	$24.26
September 30, 2009	$29.56	$22.08	$28.18
November 12, 2009*	$31.53	$26.04	$28.22

*	High, low and closing prices are for the period starting October 1, 2009 and ending November 12, 2009.

PS–10

Target Corporation

According to publicly available information, Target Corporation (the “Company”) operates large-format general merchandise and food discount stores in the United States, which include Target and SuperTarget stores. The Company operates Target general merchandise stores with a wide assortment of general merchandise and a more limited assortment of food items, as well as SuperTarget stores with a full line of food and general merchandise items. Target.com offers a wide assortment of general merchandise including many items found in the Company’s stores and a complementary assortment, such as extended sizes and colors, sold only on-line. A significant portion of its sales is from national brand merchandise. In addition, the Company sells merchandise under private-label brands including, but not limited to, Archer Farms®, Choxie™, Circo®, Embark®, Gilligan & O’Malley®, Kool Toyz®, Market Pantry®, Merona®, ProSpirit®, Room Essentials™, Target Limited Edition, Trutech® and Xhilaration®. The Company also offers a branded proprietary credit card and debit card products (REDcards).

The linked share’s SEC file number is 001-06049.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. The closing price of Target Corporation on November 12, 2009 was $48.93. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2003	$40.90	$36.19	$38.40
March 31, 2004	$45.85	$36.65	$45.04
June 30, 2004	$46.89	$41.25	$42.47
September 30, 2004	$46.90	$40.03	$45.25
December 31, 2004	$54.14	$45.30	$51.93
March 31, 2005	$53.20	$47.76	$50.02
June 30, 2005	$56.24	$45.55	$54.41
September 30, 2005	$60.00	$49.93	$51.93
December 30, 2005	$59.01	$50.78	$54.97
March 31, 2006	$55.85	$51.93	$52.01
June 30, 2006	$55.13	$47.26	$48.87
September 29, 2006	$56.67	$44.85	$55.25
December 29, 2006	$60.31	$54.60	$57.05
March 30, 2007	$64.73	$56.61	$59.26
June 29, 2007	$65.07	$56.80	$63.60
September 28, 2007	$70.75	$56.06	$63.57
December 31, 2007	$68.50	$48.85	$50.00
March 31, 2008	$57.32	$47.25	$50.68
June 30, 2008	$55.71	$46.34	$46.49
September 30, 2008	$59.22	$42.34	$49.05
December 31, 2008	$48.75	$25.60	$34.53
March 31, 2009	$38.60	$25.00	$34.39
June 30, 2009	$44.90	$33.30	$39.47
September 30, 2009	$49.20	$36.36	$46.68
November 12, 2009*	$51.76	$45.73	$48.93

*	High, low and closing prices are for the period starting October 1, 2009 and ending November 12, 2009.

PS–11

The Dow Chemical Company

According to publicly available information, The Dow Chemical Company (the “Company”) was incorporated in 1947 under Delaware law and is the successor to a Michigan corporation, of the same name, organized in 1897. The Company is engaged in the manufacture and sale of chemicals, plastic materials, agricultural and other specialized products and services. The Company is a diversified chemical company that offers a broad range of innovative chemical, plastic and agricultural products and services to customers in approximately 160 countries. As of December 31, 2008, the Company had annual sales of $57.5 billion and employed approximately 46,000 people worldwide. The Company has 150 manufacturing sites in 35 countries and produces approximately 3,300 products.

The Company’s principal executive offices are located at 2030 Dow Center, Midland, Michigan 48674.

The linked share’s SEC file number is 001-03433.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. The closing price of The Dow Chemical Company on November 12, 2009 was $28.60. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2003	$42.00	$32.56	$41.57
March 31, 2004	$44.21	$37.49	$40.28
June 30, 2004	$42.45	$36.36	$40.70
September 30, 2004	$45.40	$37.95	$45.18
December 31, 2004	$51.34	$41.82	$49.51
March 31, 2005	$56.75	$47.60	$49.85
June 30, 2005	$50.49	$42.95	$44.53
September 30, 2005	$49.36	$40.20	$41.67
December 30, 2005	$47.21	$40.55	$43.82
March 31, 2006	$45.15	$40.26	$40.60
June 30, 2006	$43.10	$37.01	$39.03
September 29, 2006	$39.97	$33.00	$38.98
December 29, 2006	$41.55	$38.13	$39.94
March 30, 2007	$47.26	$39.02	$45.86
June 29, 2007	$47.60	$43.71	$44.22
September 28, 2007	$47.96	$38.89	$43.06
December 31, 2007	$47.39	$39.20	$39.42
March 31, 2008	$40.00	$33.01	$36.85
June 30, 2008	$42.90	$34.64	$34.91
September 30, 2008	$38.50	$30.82	$31.78
December 31, 2008	$32.28	$14.93	$15.09
March 31, 2009	$16.68	$5.89	$8.43
June 30, 2009	$18.99	$8.14	$16.14
September 30, 2009	$27.24	$14.22	$26.07
November 12, 2009*	$27.27	$23.15	$28.60

*	High, low and closing prices are for the period starting October 1, 2009 and ending November 12, 2009.

PS–12

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.

PS–13